                                  EXHIBIT 12.1

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (UNAUDITED)
                     (dollars in thousands, except ratios)


                                               1994          1995(a)         1996          1997(a)          1998(a)
                                           -----------------------------------------------------------------------

Net income (loss) before taxes                 $4,539       $(3,222)        $ 3,168      $(16,903)         $(4,524)
Interest expense                                3,869         5,409          14,275        15,939           12,867
                                               ------       -------         -------      --------          -------

  Earnings before fixed charges                 8,408         2,187          17,443          (964)           8,343
                                               ======       =======         =======      ========          =======

Fixed charges:
Interest expense                                3,869         5,409          14,275        15,939           12,867

  Total fixed charges                           3,869         5,409          14,275        15,939           12,867
                                               ======       =======         =======      ========          =======

Ratio of earnings to fixed charges               2.17          0.40            1.22         (0.06)            0.65
                                               ======       =======         =======      ========          =======



Net income (loss) before taxes                 $4,539       $(3,222)        $ 3,168      $(16,903)         $(4,524)
Interest expense                                3,869         5,409          14,275        15,939           12,867
                                               ------       -------         -------      --------          -------

  Earnings before fixed charges                 8,408         2,187          17,443          (964)           8,343
                                               ======       =======         =======      ========          =======

Preferred stock dividends                          --            --           2,129         3,346            6,335
Ratio of pretax income to net income             1.54          1.54            0.89          1.00             1.00
                                               ------       -------         -------      --------          -------

  Preferred stock dividend factor                  --            --           1,895         3,346            6,335

Fixed charges:
Interest expense                                3,869         5,409          14,275        15,939           12,867
Preferred stock dividend factor                    --            --           1,895         3,346            6,335
                                               ------       -------         -------      --------          -------

  Total fixed charges and preferred
     Stock dividends                            3,869         5,409          16,170        19,285           19,202
                                               ======       =======         =======      ========          =======

Ratio of earnings to combined fixed
  Charges and preferred stock
  Dividends
                                                 2.17          0.40            1.08         (0.05)            0.43
                                               ======       =======         =======      ========          =======

(a) The ratio indicates a less than one-to-one coverage because the earnings were inadequate to cover the fixed charges for the period. Our historical earnings for the years ended December 31, 1995, 1997 and 1998 were insufficient to cover our fixed charges. The amounts of the deficiencies were $3.2 million, $16.9 million and $4.5 million, respectively, for the ratio of earnings to fixed charges and $3.2 million, $20.2 million and $10.9 million, respectively, for the ratio of earnings to combined fixed charges and preferred stock dividends.